Moody’s Corporation Names Christina Kosmowski as CEO of Moody’s Analytics
Kosmowski to lead $3.6B division delivering connected intelligence and AI platforms to financial institutions and enterprises worldwide, at the core of the company’s growth strategy.
NEW YORK – April 15, 2026 – Moody’s Corporation (NYSE: MCO) announced today that, in June, Christina Kosmowski will become Chief Executive Officer of Moody’s Analytics. Ms. Kosmowski brings nearly three decades of enterprise technology experience to the role, with a proven track record of accelerating growth at scale, building enduring customer partnerships, and harnessing innovation to drive business outcomes at some of the world’s leading technology companies.

"Christina has spent her career doing something rare: translating cutting-edge technology and analytics into real, scalable business value,” said Rob Fauber, President and Chief Executive Officer of Moody’s Corporation. “That is exactly what Moody's Analytics customers expect from us as they navigate a rapidly changing and complex operating environment. As AI reshapes the analytics landscape, I am confident that Christina will raise the bar on what it means to be a trusted partner to the businesses and institutions we serve."

"Moody’s Analytics sits at a remarkable intersection of proprietary data and deep customer relationships in a moment where AI is fundamentally changing how the world’s most consequential institutions make decisions,” said Ms. Kosmowski. “That combination creates a powerful advantage and a clear opportunity to accelerate innovation. My focus is to ensure every customer can act on that intelligence with confidence and precision, and to build on Moody’s long-standing reputation for rigor and trust in serving our customers. I am honored to lead this exceptional team in building on that foundation and driving the next phase of growth and innovation.”

Ms. Kosmowski specializes in guiding organizations through periods of rapid growth and centers customer success at the heart of everything she does. She was a founding member of Salesforce’s customer success organization – one of the earliest and most influential models in the technology world – and has spent years building teams and operating models designed to ensure customers realize sustained value from enterprise solutions. Ms. Kosmowski is a proven enterprise technology leader with a track record of building and scaling high-growth businesses at the forefront of industry shifts, including the rise of AI-driven enterprise platforms. She joins Moody’s from LogicMonitor, where she served as Chief Executive Officer, leading the company’s growth strategy and global expansion, and helping enterprises operate complex, data-rich environments and make more informed, real-time operational decisions.

Before LogicMonitor, Ms. Kosmowski held senior leadership roles at Slack, including Chief Customer Officer, where she built and scaled the Customer Success and Enterprise go-to-market organizations as the company grew to $1 billion in revenue and through its direct listing. She previously spent 15 years at Salesforce, where she led a $4 billion revenue organization and was a pioneer in building the customer success model that helped define the modern enterprise software industry.

Ms. Kosmowski serves on the board of Nasuni and is a founding partner of Operator Collective, an investment firm focused on the next generation of B2B technology companies. Through her work across operating roles, board leadership and investing, she remains closely connected to the ideas, talent and partnerships shaping the future of enterprise technology and AI.

She also serves on the Board of Trustees at Northwestern University, where she earned a B.S. in Industrial Engineering.

About Moody’s Corporation
In a world shaped by increasingly interconnected risks, Moody’s (NYSE:MCO) data, insights, and innovative technologies help customers develop a holistic view of their world and unlock opportunities. With a rich history of experience in global markets and a diverse workforce of approximately 16,000 across more than 40 countries, Moody’s gives customers the comprehensive perspective needed to act with confidence and thrive.

Contacts

For Investor Relations
Shivani Kak
+1 212-553-0298
Shivani.Kak@moodys.com

For Communications
Joe Mielenhausen
+1 212-553-1461
Joe.Mielenhausen@moodys.com

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